Exhibit 99.1
NEWS RELEASE

AFC REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2012;

RAISES FISCAL 2012 EARNINGS GUIDANCE

ATLANTA, May 23, 2012 – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal first quarter 2012 which ended April 15, 2012. The Company also raised earnings guidance for fiscal 2012 and provided an update on its Strategic Plan.

First Quarter 2012 Highlights

•

Reported net income was $8.3 million compared to $7.2 million last year. On a per diluted share basis, reported net income was 21% higher at $0.34 compared to $0.28 last year. Adjusted earnings per diluted share were $0.35 compared to $0.27 in 2011. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

Global same-store sales increased 7.4% on top of a 3.9% increase last year. Domestic same-store sales increased 8.1% on top of a 3.9% increase in 2011. International same-store sales increased 2.3% on top of a 4.1% increase last year. Our first quarter two-year same-store sales growth was 12.0% for domestic and 6.4% for international.

•	Global system-wide sales increased 11.8% on top of a 6.9% increase last year.

•	The Popeyes system opened 26 restaurants and permanently closed 17 restaurants, resulting in 9 net openings compared to 18 net openings last year.

•

Operating EBITDA was $16.0 million, at 30.3% of Total revenues, compared to 2011 Operating EBITDA of $13.3 million, at 28.4% of Total revenues. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

The Company’s Free cash flow was $9.8 million compared to $8.2 million in 2011. Through the end of the first quarter, the Company used approximately $3.3 million of cash to repurchase approximately 196,000 shares of its common stock under the Company’s current share repurchase program. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Commenting on the first quarter performance, AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “We are very pleased to deliver first quarter adjusted earnings per share growth of 30% fueled by a global same-store sales increase of 7.4% and strong new restaurant performance. Given our first quarter momentum and the confidence we have in our Strategic Roadmap to deliver organic growth, we are raising our full-year adjusted EPS guidance to $1.13 to $1.16 per diluted share from $1.09 to $1.13 per diluted share.”

NEWS RELEASE

First Quarter 2012 Financial Performance Review

Total system-wide sales increased by 11.8%. System-wide sales were comprised of $643.3 million in franchise restaurant sales and $19.8 million in company-operated restaurant sales.

Global same-store sales increased 7.4% on top of a 3.9% increase in 2011, for a two-year growth of 11.3%. Total domestic same-store sales increased 8.1% on top of a 3.9% increase last year. According to independent data, in the first quarter 2012, Popeyes same-store sales outpaced the chicken QSR category for the 16th consecutive quarter and the QSR category for 3 of the last 5 quarters.

International same-store sales increased 2.3% percent and represented the 9th consecutive quarter of positive same-store sales. First quarter two-year same-store sales growth was 6.4%.

As result of positive same store sales and new restaurant growth, Total revenues were $52.8 million, compared to $46.8 million last year.

Company-operated restaurant operating profit (“ROP”) was $3.8 million, at 19.2% of sales, compared to $3.4 million, at 19.3% percent of sales, last year. The $0.4 million increase in ROP was primarily due to an increase in same-store sales and higher average volumes at new company-operated restaurants. Same-store sales of company-operated restaurants were positive 3.9% on top of 6.4% in the first quarter of the prior year, for a two-year sales growth of 10.3%. Company-operated restaurant operating profit is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

General and administrative expenses were $20.4 million, at 3.1% of system-wide sales, compared to $18.5 million, at 3.1% of system-wide sales, last year. The increase was primarily attributable to higher long-term employee incentive costs, and increased domestic franchise development and training expenses.

Operating profit of $14.2 million was $1.7 million higher than in 2011 and Operating EBITDA was $16.0 million, at 30.3% of Total revenues, compared to $13.3 million, at 28.4% of Total revenues, in 2011. The 190 basis point increase in Operating EBITDA as a percentage of Total revenues was primarily due to strong same-store sales increases and higher average sales from new restaurants. The Company’s Operating EBITDA margin is among the highest in the QSR industry. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Interest expense, net was $1.1 million in the first quarter of both years.

Income tax expense was $4.8 million, at an effective tax rate of 36.6%, compared to an effective tax rate of 36.8% in the prior year. The effective tax rates differ from statutory rates due to tax credits.

Reported net income grew to $8.3 million, or $0.34 per diluted share, compared to $7.2 million, or $0.28 per diluted share, in 2011. Adjusted earnings per diluted share were $0.35 compared

NEWS RELEASE

to $0.27 last year. This improvement was primarily due to stronger same-store sales and higher average new store sales, partially offset by higher general and administrative expenses. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Free cash flow was $9.8 million compared to $8.2 million in 2011, which included $0.5 million of other income. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

During the first quarter, the Company repurchased approximately 196,000 shares of its common stock for approximately $3.3 million.

Through May 23, 2012, the Company has repurchased approximately 316,000 shares of common stock for approximately $5.4 million. These purchases were made in accordance with the Company’s previous stock repurchase guidance for 2012 of $15.0 million. As of May 13, 2012, approximately 24.4 million shares of the Company’s common stock were outstanding.

The Popeyes system opened 26 restaurants in the first quarter, which included 11 domestic and 15 international restaurants, compared to 32 openings last year. The Company permanently closed 17 restaurants, resulting in 9 net openings compared to 18 net openings in the first quarter of 2011. The 17 closures in 2012 included 8 domestic and 9 international restaurants.

On a system-wide basis, Popeyes had 2,044 restaurants operating at the end of the first quarter, compared to 1,997 at the end of the first quarter of 2011. Total unit count was comprised of 1,629 domestic and 415 international restaurants in 26 foreign countries and three territories. Of this total, 2,004 were franchised and 40 were Company-operated restaurants.

Fiscal 2012 Expectations and Guidance

The Company continues to strengthen its competitive position in the restaurant industry and quick service restaurant sector by executing its Strategic Plan which is based on the following pillars:

•	Build a Distinctive Brand

•

We have achieved positive global same-store sales for 8 consecutive quarters. Guest response to our national media, our appealing promotional offerings and a steady pipeline of innovative new products continue to strengthen Popeyes market share position in the quick-service restaurant industry.

•	Run Great Restaurants

•

The transformation of our restaurants into the new Popeyes Louisiana Kitchen image is underway. With approximately 10% of our system now in the new image, the Company’s goal is to have 600 restaurants in the new image by the end of 2012. Both speed of service at the drive-thru and overall guest satisfaction continue to be key initiatives. At quarter end, approximately three-quarters of the system attained speed of service below 180 seconds and received “% Delighted” scores of 5 out of 5 in our guest satisfaction survey.

NEWS RELEASE

•	Grow Restaurant Profits

•

Our intense focus on the profitability of our franchisees is a key differentiator of our brand. Our efforts continue to benefit our system in the form of increasing restaurant profits despite rising costs. Although our restaurants experienced commodity cost inflation of approximately 2.5% in the first quarter, we expect that the combination of top-line sales, cost savings and in-restaurant controls will drive restaurant operating profits higher than last year.

•	Accelerate Quality Restaurant Openings

•

The average unit volumes of Popeyes new domestic freestanding restaurants are approximately 40 percent higher than the system average of $1.1 million as a result of enhanced site selection analytics and discipline.

•	Develop Servant Leaders

•	Our focus in this new strategic pillar announced at year-end is intended to sustain our track record of solid financial results through a servant leadership culture and a focus on employee engagement.

For 2012, the Company now expects global same-store sales growth in the range of 4.0% to 5.0%, compared to previous guidance of 3.0% to 4.0%, as a result of our strong first quarter performance. As a reminder, the Company’s same-store sales guidance for 2012 considers the rollover of strong 5.7% same-store sales performance in the fourth quarter of 2011.

Previous guidance regarding company-operated restaurant development was 7 to 9 new restaurants in 2012. The Company now expects that 4 to 6 restaurants will open in the fourth quarter of 2012, and 3 will open in early 2013. Reflected in the Company’s revised guidance is a $0.01 reduction to EPS in the current year as a result of this adjusted schedule.

Accordingly, capital expenditures for the year are now expected to be $10 to $12 million, reduced from the Company’s previous estimate of $13 to $15 million.

The Company’s previous guidance regarding general and administrative expenses was 2.9% to 3.0% of system-wide sales versus 3.1% for 2011. Full year general and administrative expenses are now expected to be approximately 3.0% of system-wide sales as the Company continues to invest in additional new growth initiatives and franchisee support services. As a percentage of system-wide sales, the Company’s general and administrative expenses remain among the lowest in the QSR industry.

Adjusted earnings per diluted share are now expected to be in the range of $1.13 to $1.16, compared to previous guidance of $1.09 to $1.13. Our guidance includes approximately $0.01 for the 53rd week in fiscal 2012. Adjusted earnings per diluted share in fiscal 2011 were $0.99.

The Company also reiterates its guidance on the following items:

NEWS RELEASE

•	New restaurant openings in the range of 135-155 restaurants, and net restaurant openings in the range of 60-100 vs. 65 net openings in 2011.

•	In 2012, the Company plans to repurchase approximately $15.0 million in outstanding shares, compared to $22.3 million of share repurchases in 2011.

•	The Company’s effective income tax rate in 2012 is expected to be 37-38% compared to 34.6% in 2011.

•	The Company’s 2012 effective tax rate guidance reflects the expiration of Work Opportunity Tax Credits which were received in prior years.

Long-Term Guidance

Consistent with previous guidance, over the course of the upcoming five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3 percent; net unit growth of 4 to 6 percent; and earnings per diluted share growth of 13 to 15 percent.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on May 24, 2012, to review the results of the first quarter 2012. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises First Quarter 2012 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken restaurant concept based on number of units. As of April 15, 2012, Popeyes had 2,044 restaurants operating in the United States, Puerto Rico, Guam, the Cayman Islands and 26 foreign countries. AFC’s primary objective is to deliver industry-competitive growth in sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional support systems and services to its franchisee owners. AFC Enterprises can be found at www.afce.com.

NEWS RELEASE

AFC Enterprises, Inc. Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

OR

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com

Supplemental Financial Information on pages 7 – 16.

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	4/15/2012	12/25/2011
ASSETS
Current assets:
Cash and cash equivalents	$22.0	$17.6
Accounts and current notes receivable, net	6.8	7.0
Other current assets	2.4	4.8
Advertising cooperative assets, restricted	25.3	18.9

Total current assets	56.5	48.3

Long-term assets:
Property and equipment, net	27.5	27.4
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	46.3	46.5
Other long-term assets, net	2.1	2.3

Total long-term assets	87.0	87.3

Total assets	$143.5	$135.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3.7	$6.1
Other current liabilities	7.5	8.2
Current debt maturities	5.5	5.2
Advertising cooperative liabilities	25.3	18.9

Total current liabilities	42.0	38.4

Long-term liabilities:
Long-term debt	56.0	58.8
Deferred credits and other long-term liabilities	25.1	24.6

Total long-term liabilities	81.1	83.4

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; authorized; 24,432,649 and 24,383,274 shares issued and outstanding at April 15, 2012 and December 25, 2011, respectively)	0.2	0.2
Capital in excess of par value	96.0	97.6
Accumulated deficit	(74.9)	(83.2)
Accumulated other comprehensive loss	(0.9)	(0.8)

Total shareholders’ equity	20.4	13.8

Total liabilities and shareholders’ equity	$143.5	$135.6

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited)

(In millions, except per share data)

	16 Weeks Ended
	4/15/2012	4/17/2011
Revenues:
Sales by company-operated restaurants	$19.8	$17.6
Franchise revenues	31.7	27.9
Rent and other revenues	1.3	1.3

Total revenues	52.8	46.8

Expenses:
Restaurant employee, occupancy and other expenses	9.4	8.4
Restaurant food, beverages and packaging	6.6	5.8
Rent and other occupancy expenses	0.9	0.8
General and administrative expenses	20.4	18.5
Depreciation and amortization	1.3	1.3
Other expense (income), net	—	(0.5)

Total expenses	38.6	34.3

Operating profit	14.2	12.5
Interest expense, net	1.1	1.1

Income before income taxes	13.1	11.4
Income tax expense	4.8	4.2

Net income	$8.3	$7.2

Earnings per common share, basic:	$0.34	$0.28

Earnings per common share, diluted:	$0.34	$0.28

Weighted-average shares outstanding:
Basic	24.1	25.4

Diluted	24.6	25.8

Comprehensive Income	$8.2	$6.9

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	16 Weeks Ended
	4/15/2012	4/17/2011
Cash flows provided by (used in) operating activities:
Net income	$8.3	$7.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1.3	1.3
Asset write-downs	0.1	0.1
Net gain on sale of assets	(0.1)	(0.6)
Deferred income taxes	0.4	0.5
Non-cash interest expense, net	0.1	0.1
Provision for credit losses	(0.1)	—
Excess tax benefit from stock-based compensation	(0.8)	(0.1)
Stock-based compensation expense	1.4	0.7
Change in operating assets and liabilities:
Accounts receivable	0.3	(0.9)
Other operating assets	3.1	2.1
Accounts payable and other operating liabilities	(3.6)	(3.2)

Net cash provided by operating activities	10.4	7.2

Cash flows provided by (used in) investing activities:
Capital expenditures	(1.2)	(1.0)
Proceeds from dispositions of property and equipment	—	0.7
Proceeds from notes receivables and other investing activities	—	0.1

Net cash used in investing activities	(1.2)	(0.2)

Cash flows provided by (used in) financing activities:
Principal payments—2010 Credit Facility (term loan)	(2.5)	(1.2)
Share repurchases	(3.3)	(6.5)
Proceeds from exercise of employee stock options	0.4	0.4
Excess tax benefit from stock-based compensation	0.8	0.1
Other financing activities, net	(0.2)	(0.3)

Net cash used in financing activities	(4.8)	(7.5)

Net increase (decrease) in cash and cash equivalents	4.4	(0.5)
Cash and cash equivalents at beginning of year	17.6	15.9

Cash and cash equivalents at end of the quarter	$22.0	$15.4

NEWS RELEASE

AFC Enterprises, Inc.

Same-store sales and restaurant count

	16 Weeks Ended
	4/15/2012	4/17/2011
Same-store sales growth
Company-operated restaurants	3.9%	6.4%
Domestic franchised restaurants	8.3%	3.8%
Total domestic (company-operated and franchised restaurants)	8.1%	3.9%
International franchised restaurants	2.3%	4.1%
Total global system	7.4%	3.9%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	40	38
New restaurant openings	—	—
Permanent closings	—	—
Temporary (closings)/re-openings, net	—	—

Restaurants at end of period	40	38

Franchised restaurants (domestic)
Restaurants at beginning of period	1,587	1,542
New restaurant openings	11	11
Permanent closings	(8)	(6)
Temporary (closings)/re-openings, net	(1)	2

Restaurants at end of period	1,589	1,549

Franchised restaurants (international)
Restaurants at beginning of period	408	397
New restaurant openings	15	21
Permanent closings	(9)	(8)
Temporary (closings)/re-openings, net	1	—

Restaurants at end of period	415	410

Total restaurant count at end of period	2,044	1,997

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow are supplemental non-GAAP financial measures. The Company uses Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Adjusted earnings per diluted share, Operating EBITDA, Company- operated restaurant operating profit and Free cash flow: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

NEWS RELEASE

Adjusted earnings per diluted share: Calculation and Definition

The Company defines Adjusted earnings for the periods presented as the Company’s reported Net income after adjusting for certain non-operating items consisting of (i) other expense (income), net (which for first quarter 2012 includes $0.1 million for impairment and disposals of fixed assets offset by $0.1 million gain on the sale of assets, for first quarter 2011 includes $0.6 million for net gain on sales of assets partially offset by $0.1 million for impairments and disposals of fixed assets and for fiscal 2011 includes $0.8 million in expenses for the global service center relocation and $0.5 million in impairments and disposals of fixed assets, offset by a $0.8 million net gain on the sale of two properties to a franchisee), (ii) for first quarter 2012 approximately $0.5 million in legal fees related to licensing arrangements, (iii) accelerated depreciation in fiscal 2011 related to the Company’s relocation to a new global service center, and (iv) the tax effect of these adjustments at the effective statutory rates.

Adjusted earnings per diluted share provides the per share effect of Adjusted earnings on a diluted basis. The following table reconciles on a historical basis for first quarter 2012, first quarter 2011, and fiscal year 2011 the Company’s Adjusted earnings per diluted share on a consolidated basis to the line on its condensed consolidated statement of operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Adjusted earnings per diluted share.

	$xxx,xxx,x	$xxx,xxx,x	$xxx,xxx,x
(in millions, except per share data)	Q1 2012	Q1 2011	Fiscal 2011
Net income	$8.3	$7.2	$24.2
Other expense (income), net	—	(0.5)	0.5
Legal fees related to licensing arrangements	0.5	—	—
Accelerated depreciation related to the Company’s relocation to a new Global Service Center	—	—	0.5
Tax effect	(0.2)	0.2	(0.5)

Adjusted earnings	$8.6	$6.9	$24.7

Adjusted earnings per diluted share	$0.35	$0.27	$0.99

Weighted average diluted shares outstanding	24.6	25.8	25.0

NEWS RELEASE

Operating EBITDA: Calculation and Definition

The Company defines “Operating EBITDA” as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net, and legal fees related to licensing arrangements. The following table reconciles on a historical basis for first quarter 2012 and first quarter 2011, the Company’s earnings on a consolidated basis to the line on its condensed consolidated statement of operations entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Operating EBITDA. “Operating EBITDA as a percentage of Total Revenues” is defined as “Operating EBITDA” divided by “Total revenues”.

	$xxx,xxx,x	$xxx,xxx,x
(dollars in millions)	Q1 2012	Q1 2011
Net income	$8.3	$7.2
Interest expense, net	1.1	1.1
Income tax expense	4.8	4.2
Depreciation and amortization	1.3	1.3
Other expenses (income), net	—	(0.5)
Legal fees related to licensing arrangements	0.5	—

Operating EBITDA	$16.0	$13.3

Total revenues	$52.8	$46.8

Operating EBITDA as a percentage of Total revenues	30.3%	28.4%

NEWS RELEASE

Company-operated restaurant operating profit: Calculation and Definition

The Company defines “Company-operated restaurant operating profit” as “Sales by company-operated restaurants” minus “Restaurant employee, occupancy and other expenses” minus “Restaurant food, beverages and packaging”. The following table reconciles on a historical basis for first quarter 2012 and first quarter 2011, Company-operated restaurant operating profit to the line item on its condensed consolidated statement of operations entitled “Sales by company-operated restaurants”, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Company-operated restaurant operating profit. “Company-operated restaurant operating profit as a percentage of sales by company-operated restaurants” is defined as “Company-operated restaurant operating profit” divided by “Sales of company-operated restaurants.”

(dollars in millions)	Q1 2012	Q1 2011
Sales by company-operated restaurants	$19.8	$17.6
Restaurant employee, occupancy and other expenses	9.4	8.4
Restaurant food, beverages and packaging	6.6	5.8

Company-operated restaurant operating profit	$3.8	$3.4

Company-operated restaurant operating profit as a percentage of sales by company-operated restaurants	19.2%	19.3%

NEWS RELEASE

Free cash flow: Calculation and Definition

The Company defines “Free cash flow” as net income plus depreciation and amortization, plus stock-based compensation expense, minus maintenance capital expenses (which includes: for first quarter 2012 $1.0 million in Company restaurant reimages and construction, $0.1 million of information technology projects and $0.1 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment; and for first quarter 2011 $0.6 million in restaurant reimages, $0.2 million of information technology projects and $0.2 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment).

The following table reconciles on a historical basis for the first quarter 2012 and first quarter 2011, the Company’s Free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Free cash flow.

(dollars in millions)	Q1 2012	Q1 2011
Net income	$8.3	$7.2
Depreciation and amortization	1.3	1.3
Stock-based compensation expense	1.4	0.7
Maintenance capital expenditures	(1.2)	(1.0)

Free cash flow	$9.8	$8.2

Forward-Looking Statement: This quarterly report on Form 10-Q contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this quarterly report on Form 10-Q include discussions regarding the Company’s planned implementation of its strategic plan, projections and expectations regarding same-store sales for fiscal 2012 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2012 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2010 Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in the 2010 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2011 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.